Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (hereinafter “Agreement”) is dated as of September 28, 2022, by and between Jai Chamunda New Hudson LLC, a Michigan Limited Liability Company d/b/a New Hudson Pharmacy (“Seller"), with a notice address of 56270 Grand River Ave, New Hudson MI, 48165, and Golden Developing Solutions Inc, a Nevada company/subsidiary TBD (“Buyer"), with a notice address of P.O Box 460573, Fort Lauderdale, FL 33346.

WHEREAS, The Seller is the operator of a pharmacy (“Store”) located as set forth on Exhibit 1 attached hereto and incorporated herein by reference (“Premise”).

WHEREAS, The Seller owns certain assets in connection with its operation of the Store, which Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all subject to and upon the terms hereinafter set forth;

WHEREAS, following Closing (as hereinafter defined), the acquired Assets (as hereinafter defined) located at the Premise will be transferred to Orchard Trails Pharmacy, located in Farmington, MI being purchased by the Buyer on October 14th, 2022.;

WHEREAS, Shreya Mehta owns all of the outstanding membership interests of Jai Chamunda New Hudson, LLC. (“Member”); and

NOW THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Buyer and Seller agree as follows:

1.	ASSETS; PURCHASE PRICE.

(a)            Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign and convey to Buyer, free and clear of all liens, security interests and other encumbrances, the following described assets (collectively, the “Assets”):

(i)	Inventory.

(A)           All prescription merchandise at the Store (collectively, the “Inventory”) set forth in the inventory instructions attached hereto as Schedule A (the “Inventory Instructions”), subject to the exclusions set forth on Schedule A.

(B)           The purchase price for the prescription merchandise shall be based on the Seller’s cost of said merchandise.

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(ii)	Prescription Files.

(A)           All prescription files and records, maintained and/or generated by Seller in the course of operating its licensed pharmacy in the Store (hereinafter, collectively, “Seller’s Rx Data”) from the Date of Inventory (as hereinafter defined) and going back no less than the greater of (i) the period of time required by federal and state law or (ii) one (1) year (the “Required Time Period”). Seller’s Rx Data shall include all hard copy prescriptions, signature logs, patient profiles, patient refill histories, customer lists, and all electronic data of the same maintained in any format by Seller. If Seller has not operated in the Store for the Required Time Period prior to the Date of Inventory, the Required Time Period shall be such shorter period as Seller has operated in the Store. In addition, to the extent Seller’s Rx Data is maintained in electronic format, Seller and Buyer shall coordinate with Liberty Software to transfer the files in the Seller’s server to the Buyer’s server located at Orchard Trails Pharmacy. Seller will work in good faith with Buyer to effectuate the transfer of Seller’s Rx Data to Buyer with Liberty Software.

Seller’s Rx Data shall be transferred to Buyer exclusively, shall not be shared with any third parties, and shall not be diminished or removed from the Store between the date of execution of this Agreement and the Date of Inventory.

(B)           The purchase price for Seller’s Rx Data shall be as set forth on Exhibit 1.

(iii)             Goodwill. In consideration of Buyer’s acquisition of the Inventory and Seller’s Rx Data as set forth above, and at no additional cost to Buyer, all goodwill with respect to the Assets being sold hereunder.

(b)            Excluded Assets; No Assumption of Liabilities. This sale does not include, without limitation, furniture, trade fixtures, equipment, vehicles, leases, (except as set forth in Section 2(d) below), cash and equivalents, or accounts receivable of Seller, all rights to bill and collect from patients and third-party payors for services rendered before the Closing Date, all provider numbers, licenses, Liberty pharmacy prescription data server, liquor license, liquor inventory or any asset related to liquor (as defined by Seller). Further, Buyer shall not assume, or be obligated to perform, pay or otherwise discharge, any liability or obligation of Seller of any nature whatsoever, including, without limitation, any type of successor liability, as a result of this transaction. Without limiting the foregoing, Seller expressly acknowledges and agrees that Buyer is not assuming, and Buyer expressly disclaims and declines assumption any and all obligations and/or liabilities of the Seller or the Assets arising from or related to acts or omissions occurring on or prior to the Date of Inventory.

(c)            Purchase Price. The purchase price payable under Sections 1(a)(i)(B) and 1(a)(ii)(B) are hereinafter referred to as the “Purchase Price” and, along with any additional amounts to be paid pursuant to Section 7(b), shall be the aggregate purchase price to be paid by Buyer for all assets and rights transferred to Buyer hereunder. The Purchase Price, in its entirety, shall be paid at Closing. However, within three (3) days after the last dated signature of this Agreement, Buyer shall deposit with StillwellRx, Seller’s Broker, the sum of Twenty-Five Thousand Dollars ($25,000.00)

(“Refundable Deposit”), which sum must be held in StillwellRx Escrow account and applied towards Purchase Price at Closing. The Refundable Deposit will be fully refundable to Buyer in the event that Buyer is unsuccessful in closing the transaction of Orchard Trails Pharmacy, on or before, October 14, 2022, and the cause for failure to close the transaction of Orchard Trails Pharmacy is due Orchard Trails Pharmacy’s default in any of the conditions precedent to close in the purchase agreement dated September 23, 2022 between Buyer and Orchard Trails Pharmacy.

(d)            Seller Form W-9. On the date hereof, Seller shall complete, and return to Buyer, the attached Form W-9.

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2.	ADDITIONAL AGREEMENTS OF THE PARTIES.

(a)            Access and Information. Subject to and in compliance with applicable law, prior to Closing, Seller will provide Buyer and its authorized representatives with the following in connection with Buyer’s transition related planning activities: (i) such operating data and other information relating to Seller’s business and Assets as Buyer may reasonably request. Buyer and Seller acknowledge that each is a “Covered Entity” as that term is defined under HIPAA. To facilitate the transition of care from Seller to Buyer, it may be necessary for Buyer to have access to electronic patient records prior to the Closing. Commencing on the date hereof and in anticipation of the transaction contemplated hereby, Seller and Buyer will engage Liberty Software to transfer data from the Seller’s server to the Buyer’s server on the evening before the Closing. Buyer agrees to implement appropriate safeguards to restrict the access and use of the Seller’s Rx Data prior to Closing for data migration and integration purposes. If for whatever reason the transaction does not close, Buyer agrees to take reasonable steps to remove the Seller’s Rx Data from its active servers and dispensing system.

(b)           Pharmacy Information Systems. If the electronic transfer of Seller’s Rx Data is not completed by the Date of Inventory, Seller agrees that Buyer will be provided a complete copy of the Seller’s complete prescription data via .csv file prepared by Seller’s pharmacy operating system software vendor, at no additional cost to Buyer. At no point shall Buyer have any access or control over Seller’s data server. Seller represents, warrants and covenants that the Information Systems shall be in working order on the Date of Inventory and that Seller will maintain the Information Systems and any hardware and software support through the Date of Inventory.

(c)           Telephone. At no additional cost to Buyer, Seller agrees to cooperate with Buyer and assist with the transfer of the main telephone and fax line and number(s) used in the operation of the Store to Buyer on the Date of Inventory. Buyer shall facilitate the transfer or call forwarding, as applicable. Seller shall be solely responsible for the cancellation of, and final payment for, any lines or services not transferred to Buyer hereunder. This includes, but is not limited to, main telephone and fax line, modem lines, equipment leases, service contracts and advertising.

(d)            Advertising; Social Media; Use of Name. At no additional cost to Buyer, Seller agrees that Buyer shall have the exclusive right to use Seller’s trade names and “doing business as” names, but not to be registered with the state of Michigan, in each case, for a period of six (6) months from the Date of Inventory, including, without limitation, to advertise Buyer's pharmacy and the transfer of the prescription files to Buyer from Seller as described herein. At Buyer’s request, Seller shall arrange to have Seller’s websites and/or social media accounts post a message notifying the public of the transfer of the prescription files to Buyer from Seller as described herein. Following the Date of Inventory, Seller shall delete the Stores from its website and its social media accounts. Except as provided above in this subsection (d), following the Closing, Seller and Member agree that each shall not use Seller’s websites and social media accounts in connection with any pharmacy business related to the Stores and shall not, in the United States or any foreign country, directly or indirectly, utilize the trade names or “doing business as” names of the Store or any derivative thereof, in perpetuity.

(e)            Notifications. Seller shall send all required notifications of the sale of the Assets hereunder and closing of the Store to all applicable governmental authorities. Seller shall also surrender the pharmacy license for the Store to the applicable governmental authority immediately after the Date of Inventory and supply evidence thereof to Buyer.

(f)            Third Party Payors and Providers. Buyer expressly disclaims and declines assumption of any of Seller’s third-party provider numbers or licenses. Buyer shall not assume, and shall not be deemed to have assumed, any and all obligations and/or liabilities of the Seller, the Store or the Assets with respect to all third-party provider numbers and licenses and said obligations and/or liabilities shall remain with Seller. Seller acknowledges that Buyer maintains relationships with several third-party payors and providers and that such relationships may change from time to time without notice. Seller further acknowledges that it did not rely on the continuation of Buyer’s current relationship with any third-party payor or provider when entering into this Agreement. The terms and provisions of this Section 2(f) shall survive the Closing.

(g)           Contingencies. This Agreement and closing is contingent upon Buyer having a licensed pharmacy, PIC, and location operating at the time of closing to engage in business with.

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3.	CONDUCT OF BUSINESS.

From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or approved in writing by Buyer, Seller will comply with the following covenants:

(a)            No Material Changes. Seller will carry on and maintain its business at the Store and maintain the Assets in the ordinary course of business and in substantially the same manner as heretofore conducted. Seller shall use commercially reasonable efforts to maintain the prescription volume at the Store and will not remove or transfer any Assets from the Store other than in the ordinary course of business.

(b)            Compliance with Laws. Seller will duly comply with all laws applicable to its business, the Store and the Assets.

(c)            No Encumbrances. Seller will not suffer or permit the creation of any lien or encumbrance upon any of the Assets, except as otherwise disclosed on Schedule 3(c).

(d)           Maintenance of Insurance. Seller will maintain all of the insurance policies in effect as of the date hereof unless replaced by policies which are substantially comparable to such policies.

(e)            Notification. Seller shall advise Buyer in writing promptly, but in any event prior to the Closing, of: (i) the occurrence of any event which renders any of the representations or warranties set forth herein inaccurate or the awareness of Seller that any representation or warranty set forth herein was not accurate when made; (ii) any fact that, if existing or known on the date of this Agreement would have been required to be set forth or disclosed pursuant to this Agreement; and (iii) the failure of Seller to comply with or accomplish any of the covenants or agreements set forth herein. Any notice given pursuant to this Section 3(e) shall not operate to cure any breach of the representations and warranties made by Seller herein or in any Exhibits or Schedules hereto.

4.	PHYSICAL INVENTORY; CLOSING.

(a)            Store Closings. On the evening prior to the Date of Inventory, Seller shall close the Pharmacy to the general public and the Pharmacy shall remain closed thereafter. Nevertheless, Seller shall have the right to continue the operation of selling non-prescription merchandise.

(b)            Date of Inventory. A physical inventory count and valuation at the Store shall be taken on the dates set forth on Exhibit 1 (the date on which such physical inventory is actually taken is referred to herein as the “Date of Inventory”). Prior to the commencement of the physical inventory, Seller shall reverse and return all filled and undelivered prescriptions at the Store to stock in accordance with applicable governmental regulations, laws and requirements, providing all necessary notice to any third-party payors, reversing any adjudicated claims made in respect of such prescriptions, and shall provide Buyer with a list of such prescriptions so that Buyer is prepared to fill such prescriptions after the inventory. RGIS Inventory Service and/or any other independent firm selected by Buyer (the “Inventory Service”) shall conduct the physical inventory, at Buyer’s expense, using the categories and cost factors listed in the Inventory Instructions, attached hereto and made a part hereof. Seller and Buyer shall each arrange to have its personnel present on the Date of Inventory, who shall monitor and assist in same.

(c)            Closing. The closing of the purchase and sale of the Assets (hereinafter the “Closing”) shall take place on Closing Date after the completion of the physical inventory of the Store on the Date of Inventory, subject to the satisfaction or waiver of the conditions precedent to Buyer’s obligation to close set forth in this Agreement, including, without limitation, in Section 6. Possession and control of the Assets, and the risk of loss or damage to the Assets, shall be transferred to Buyer upon the Closing. On the Closing, Buyer shall pay to Seller an amount equal to the Purchase Price, by wire transfer, or certified check, to an account supplied by Seller. Notwithstanding the foregoing, Buyer shall not be required to make any payment hereunder until all conditions precedent to Buyer’s obligations hereunder have been satisfied or waived in writing by Buyer. By execution of this Agreement, Seller agrees to the manner and form of payment described in this paragraph and that Buyer, upon making said payment in said manner and form, shall conclusively be deemed to have fulfilled its payment obligations hereunder.

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(d)           Closing Date. The closing of the transactions provided for in this Agreement (the “Closing Date”) shall occur on or before October 31, 2022, at a date, time and location to be agreed upon by Seller and Purchaser

(e)            Creditor List and Payoff Letters. Seller represents and warrants that a complete and accurate list of all secured creditors which have or may have any interest in the Assets is attached hereto as Schedule 3(c), and that such list contains all of the names, addresses, as well as the amount owed, and the name of any persons who may assert claims even though the claim may be disputed. On or before the Date of Inventory, as a condition precedent to Buyer’s obligation to close hereunder, Buyer shall have received from Seller an updated creditor list and evidence of the release of all liens, security interests and other encumbrances encumbering any of the Assets, in form and substance satisfactory to Buyer in its sole discretion, including, without limitation, any UCC-3 Termination Statements, pay-off letters or similar documents required by Buyer. Notwithstanding anything herein to the contrary, payment of the Purchase Price shall be paid to the Seller or, at Buyer’s option, paid directly to Seller’s secured creditors. Seller represents, warrants and covenants that, as of the Closing, Seller's creditors will be paid in full and all of the Assets shall be free and clear of any and all security interests, liens and other encumbrances, including, without limitation, those set forth on Schedule 3(c). Should Seller, for whatever reason, fail to pay its creditors and should said creditors then proceed in any manner against Buyer and/or the Assets, and should Buyer suffer any loss as a result of the actions of Seller's creditors, then Buyer shall have, without limiting any other remedies available to it hereunder, at law or in equity, the right to deduct any such losses directly from the payments to be made to Seller or Member according to the terms of this Agreement or any agreement entered into in connection herewith, including, without limitation, sums payable under Section 7(b) hereof.

(f)             Forwarding of Funds. Buyer agrees to forward to Seller any sums of money received by Buyer for pharmacy services rendered by Seller prior to the Date of Inventory. Seller agrees to forward to Buyer any sums of money received by Seller for pharmacy services rendered by Buyer following the Date of Inventory.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER.

As of the execution of this Agreement and the Closing, Seller hereby represents and warrants to Buyer as follows:

(a)            Organization and Authorization. Seller’s entities are a corporation and a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan and in good standing in all states in which Seller conducts its business. Seller and Member have the requisite power and authority to execute and deliver this Agreement and perform their respective obligations hereunder. This Agreement has been duly and validly authorized, executed, and delivered by Seller and Member and constitutes the legal, valid, and binding obligations of Seller and Member, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles, and the discretion of courts in granting equitable remedies.

(b)           Title. Seller is the sole owner of and has good and merchantable title to all of the Assets, and all the Assets are free and clear of security interests, liens and other encumbrances, except (as of the execution of this Agreement only) as set forth on Schedule 3(c).

(c)            Licenses and Permits. Seller possesses all permits, authorizations, certifications of governmental and non-governmental authorities, and licenses necessary for the operation of its business in the Store and the same are in full force and effect and neither Seller nor Member has received notice of, nor is there any pending or any threatened proceeding relating to, the revision, cancellation or termination of any such permits, authorizations, certifications, or licenses.

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(d)           No Legal Actions. To the best of Seller’s knowledge, there are no (i) claims, actions, suits, labor disputes, arbitration, legal or administrative proceedings or investigations, including, without limitation, by the DEA, OIG, CMS, FDA, applicable Board of Pharmacy or other governmental body, pending against Seller or Member or threatened against Seller or Member, or otherwise pending or threatened with respect to the Seller's operations, the Assets, any parent, subsidiary or other affiliate of Seller, or any director, member, manager, officer or employee of the Seller or any such affiliate, and no such actions, disputes, proceedings or investigations are contemplated or (ii) judgments, decrees, orders, writs, injunctions, rulings, decisions or awards of any court or governmental body to which Seller or Member is a party or is subject or to which any of the Assets is subject, or is otherwise pending or threatened against Seller or Member. Neither Seller nor Member has received any notice of complaints filed against Seller under HIPAA or applicable patient privacy and data protection laws and, to Seller’s knowledge, there has been no violation of such laws.

(e)            Compliance with Laws. To the best of Seller’s knowledge, Seller’s conduct with its business has not violated in any respect, and is in compliance in all respects with, any and all local, state, federal, and foreign laws, statutes, ordinances, regulations, rules, codes, judgments, decisions, decrees, and orders (“Laws”). Neither Seller nor Member has received any notice or complaint to the effect that, or otherwise been advised that, it is not in compliance with or it is in violation of any such Law. Seller has timely filed all material reports, registrations and statements required to be filed by it with any governmental body and has paid all related fees and assessments due and payable, in each case with respect to the Store. None of Seller, Member, any parent, subsidiary or other affiliate of Seller, nor any director, member, manager, office or employee of Seller or any such affiliate has been notified, or is aware of, of any inquiry, investigation or similar proceeding from any governmental body, been sanctioned, or had a sanction proposed, by any governmental body, or received or filed for any Medicare or Medicaid overpayments or other improper billings with respect to the Store. All Medicare, Medicaid and third-party reports and claims filed or required to be filed with respect to the Store have been timely filed and are complete and accurate in all material respects. Such reports and claims properly claim and disclose all information and other items to be disclosed for the periods covered thereby. None of Seller, Member, any parent, subsidiary or other affiliate of Seller, nor any director, member, manager, office or employee of Seller or any such affiliate has been disciplined or sanctioned, or has had a discipline or sanction proposed, by any governmental body or excluded from participation in any government healthcare payment program, including Medicare or Medicaid, nor are any of the foregoing persons aware of any pending or threatened discipline, sanction, inquiry, investigation or government action that may lead to such exclusion, fine or other remedy. Seller is in compliance with and has submitted all reports and other information required by, all prescription monitoring programs or other similar programs maintained by governmental or regulatory authorities and is not aware of and has not received any notice of, or otherwise been advised of, any errors in any such submissions.

(f)             Employees; Labor Matters. To the best of Seller’s knowledge, Seller has complied and is in compliance with, in all respects, applicable legal requirements pertaining to the employment of labor, including but not limited to those relating to wages, benefits, hours, FMLA, ADA accommodations, collective bargaining, discrimination, drug testing, polygraphs, harassment, retaliation or wrongful discharge, or requiring leave or other accommodation or otherwise regarding terms and conditions of termination from employment, worker’s compensation, immigration, plant closings and unemployment compensation, and there are no claims, causes of action, charges, suits, complaints, administrative proceedings, arbitrations, material labor grievances, or government investigations or proceedings, pending or, to the knowledge of Seller or Member, threatened against Seller in connection therewith. Seller has not received notice of, nor does Seller or Member have knowledge of any matter that could reasonably form the basis for, any such claims. There are no collective bargaining agreements covering any employees of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller.

(g)            No Violation or Conflict. Neither the execution and delivery of this Agreement, nor the performance of its obligations hereunder, by Seller or Member is a violation of any provision of its articles of incorporation, organization or bylaws, or any law, rule, regulation, order, writ, injunction, judgment, decree, contract, or other obligation to which it is a party or to which it, the Store or the Assets are subject.

(h)           Consents. No consent or approval by, or filing with, any governmental authority or any other person or entity is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

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(i)             Taxes. All federal, state, county, and local tax and other returns and reports required and due to be filed with respect to Seller, the Assets, or both have been filed, and all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever, including, without limitation, excise, sales, use, transfer, property gains, and ad valorem taxes (collectively, “Taxes”) have been paid, or adequate provision for the payment thereof has been made. Buyer will not be responsible for, and Buyer specifically assumes no obligations to pay, any Taxes or withholding any Taxes or any other similar liability or obligation of Seller. Seller is not in default of the payment of any Taxes due or payable or of any assessments received in respect thereof and Seller has not waived any statute of limitations in connection with or granted any extension of a period for the assessment of, any Tax. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445.2.

(j)             Disclosure. Neither this Agreement nor any of the schedules or exhibits hereto contains or will contain when delivered at Closing any untrue statement by Seller of a material fact or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

(k)            Prescriptions; Seller’s Rx Data. The prescriptions filled at the Store have arisen from bona fide, legal transactions. Seller’s Rx Data has been accessed, collected, compiled, disclosed, maintained, and stored in compliance with any and all local, state, federal, and foreign laws, statutes, ordinances, regulations, rules, codes, decisions, decrees, and orders, and are consistent with industry standards and clinical guidelines applicable to pharmacists and licensed prescribers. Seller’s Rx Data is complete and accurate.

(l)             Controlled Substances Inventory. To the extent required by applicable law or DEA regulations in the context of the transaction contemplated by this Agreement, Seller has undertaken and delivered to Buyer a complete and accurate inventory of all controlled substances.

(m            DEA Recordkeeping. To the best of Seller’s knowledge and understanding, Seller has provided to Buyer all records in its possession that are required to be maintained by DEA regulations for the prior two-year period.

(n)            Insurance. Seller is insured with responsible insurers (including, without limitation, general liability insurance coverage and Causes of Loss-Special Form insurance covering the Assets) against risks normally insured against by similar businesses under similar circumstances.

(o)           Prohibited Persons and Transactions. Each of Seller and each Member (i) is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and (ii) has not been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(p)            Ownership. The Member owns all of the outstanding membership interests eller free and clear of any lien or other encumbrance. There are no options, warrants, calls, rights, agreements, arrangements or undertakings of any kind (contingent or otherwise) obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of stock, membership interests, partnership interests or any other securities of Seller.

The foregoing representations and warranties shall survive the Closing and remain in full force and effect thereafter.

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6.	CONDITIONS PRECEDENT.

It is agreed that the obligations of Buyer under this Agreement are strictly contingent upon and subject to the satisfaction of each of the following conditions precedent on or before the Date of Inventory:

(a)            Closing Certifications. Seller will have performed and complied in all material respects with all agreements, covenants and obligations contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing and each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the Date of Inventory as though made on the Date of Inventory.

(b)            No Material Adverse Change. Since the date of this Agreement, there will not have been any material adverse change in the Assets or the business, operations, results of operations or condition (financial or other) of the Store, and no event has occurred or circumstance exists that may result in such a material adverse change.

(c)            Closing Documents. Buyer will have received a fully executed Bill of Sale and Closing Statement in a form attached hereto as Exhibit A and the updated creditor list (if any), and all applicable terminations, pay-off letters and other documents required pursuant to the terms of Section 4(e) hereof.

(d)            No Governmental Order. No provision of any applicable Law or governmental order, judgment, decree or ruling shall prohibit the consummation of the transactions contemplated hereby.

(e)            Transfer of Seller’s Rx Data. The conversion and transfer of Seller’s Rx Data to Buyer, as contemplated in Section 1 hereof, shall be complete.

(f)            Prescription Monitoring Compliance. Prior to Closing, at Buyer’s request, Seller shall have provided Buyer with evidence of Seller’s compliance with applicable prescription monitoring programs or similar programs, including, without limitation, evidence that there are no outstanding errors in Seller’s submissions pursuant to such programs, in form and substance satisfactory to Buyer in its reasonable discretion.

7.	CONSULTING; NON-COMPETITION COVENANTS.

(a)            Covenant. Shreya Mehta, personally, covenants and agrees to not directly or indirectly, during the period commencing on the Date of Inventory and expiring on the second (2nd ) anniversary of the Date of Inventory (the “Restrictive Period”): (i) within a radius of ten (10) miles of the Store location of 56270 Grand River Ave., New Hudson, MI 48165 (the “Territory”), either directly or indirectly, be employed by, form, acquire, invest in, finance, own, operate, manage, assist, support, provide directly or indirectly with, whether as a Member, partner, lessor, lessee, member, joint venture, advisor, employee, consultant or independent contractor, an enterprise (a “Competing Business”) which is engaged in the business of any retail pharmacy; (ii) hire, engage, employ or interfere with, or attempt to hire, engage, employ or interfere with, either directly or indirectly, any employees, representatives or agents of Buyer, or any affiliates controlling, controlled by, or under common control with Buyer (an “Affiliate”), in the Territory, or induce or attempt to induce, either directly or indirectly, any of them to leave the employ of Buyer or any Affiliate, or violate the terms of his or her contract with Buyer or any Affiliate; or (iii) call upon, solicit, advise or otherwise do or attempt to do, business with any clients, suppliers, customers or accounts of the business of Seller or the Buyer or any Affiliate in the Territory or take away or interfere or attempt to take away or interfere with any customer, trade, business or patronage of the business of Seller or the Buyer or any Affiliate in the Territory. Notwithstanding anything herein to the contrary, Seller shall not deliver prescriptions into or within the Territory. This non-competition covenant does not prohibit Seller from operating a business selling non-prescription merchandise.

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(b)            Consideration. In consideration of the foregoing covenant, in addition to the purchase of the Assets hereunder, Buyer agrees to pay to the Member the total sum as set forth on Exhibit 1. The Member acknowledges that they will receive substantial benefit from the purchase of the Assets hereunder. With respect to Seller, the purchase of the Assets hereunder shall be deemed to be good and sufficient consideration for said covenant not to compete. Payment shall be made to the Member or, at Buyer’s option, paid directly to Seller’s secured creditors. Payment to Member, if any, shall be made by wire transfer to an account designated by Member or by corporate check payable to Member. Payment shall be delivered on Closing Date. Seller and Member acknowledge and agree that (i) the foregoing covenants are a material inducement to Buyer to enter into this Agreement, and Buyer is doing so in reliance upon each of the Seller and Member agreeing to be bound by such covenants; and (ii) in light of such reliance, the amount allocated herein is not intended by the parties as a measure of damages that might be incurred by Buyer in the event of a breach of any such covenant.

(c)            Remedies. The Seller and Member hereby agree that if either or both shall breach the provisions of this Section 7, it will cause irreparable damage to Buyer and in the event of such breach Buyer shall have available all its right and remedies at law or in equity, including, without limitation, the right to a reimbursement from the Member of the consideration paid hereunder and the right to injunctive relief. The terms and provisions of this Section 7 shall survive the Closing.

(d)           Consulting. After Closing, Seller, for a period of thirty (30) days commencing form Closing Date shall be available to consult, as an independent contractor, for Purchaser, no more than five (5) days a week (Monday to Friday), for a maximum of forty (40) hours per week, if necessary. Purchaser agrees to compensate Seller at the rate of $125.00 per hour, which payment shall be made on a bi-weekly basis upon Seller submitting an invoice to Purchaser.

8.	ACCESS TO INFORMATION.

(a)            PHI. After the Date of Inventory, Buyer shall use commercially reasonable efforts to make the Protected Health Information (as defined hereinafter) that is part of Seller’s Rx Data available for access to patients and disclosure to other authorized third (3rd) parties in accordance with the Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (Pub. L. No. 111-5) (the “HITECH Act”) and the federal regulations (“HIPAA Rules”) published at 45 CFR parts 160 and 164 and any applicable state privacy and security laws regarding individually identifiable health information and other applicable laws. For the purposes of this Agreement, Protected Health Information shall have the same meaning as such term is defined in 45 CFR 160.103. Seller acknowledges and agrees that notwithstanding the foregoing, Buyer shall not assume any legal obligations or liabilities of Seller under the HIPAA Rules relating to any uses and disclosures of Protected Health Information made prior to the Date of Inventory. All inquiries, including those relating to patient rights or the Seller’s obligations under the HIPAA Rules relating to any uses and disclosures of Protected Health Information made prior to the Date of Inventory shall be forwarded to Seller or its designated agent for handling.

(b)            RX Data. Seller shall retain copies of Seller’s Rx Data transferred to Buyer pursuant to this Agreement to the extent required by, and in accordance with, applicable law. Following Closing, Seller and Buyer each shall preserve in accordance with the applicable record keeping requirements and regulations of Medicare, Medicaid, the FDA, the DEA and state pharmacy boards in jurisdictions that Seller and Buyer conduct business all records possessed by such party relating to the business at the Store prior to the Closing Date. To the extent permitted in accordance with the HIPAA Rules and other applicable laws, Buyer hereby agrees to make available to Seller, in a form reasonably determined by the Buyer, copies of Seller’s Rx Data transferred to Buyer pursuant to this Agreement if, after the Closing and for a legitimate business reason, Seller requires copies of such Seller’s Rx Data.

To the extent Seller retains or is given access to Seller’s Rx Data, Seller agrees to hold all such documentation and information in confidence and to take commercially reasonable measures to prevent any unauthorized disclosures thereof. Seller further agrees that it will not use Seller’s Rx Data for any purpose after Closing except as required by law, in connection with pending litigation, or the resolution of third-party claims. Without limiting the foregoing, neither Seller nor any of its affiliates will solicit, whether by mail, internet or any other means, any of the patients whose records are being transferred to Buyer pursuant to this Agreement. In the event that Seller is requested or required by law, subpoena, court order, or other similar legal process to disclose all or any portion of Seller’s Rx Data transferred to Buyer pursuant to this Agreement, Seller may make such disclosure, provided it will provide Buyer with prompt written notice thereof.

The terms and provisions of this Section 8 shall survive the Closing.

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9.	BUYER’S INDEMNIFICATION OBLIGATION.

Buyer shall indemnify and defend Seller, and hold Seller harmless, from and against any and all losses, costs, expenses, claims, damages, liabilities, actions, proceedings, investigations, injunctions, judgments, orders, rulings, fines (and interest and penalties, if any) (collectively, “Losses”), including, without limitation, court costs and reasonable attorney’s fees, arising out of or resulting from (a) any breach of any representation or warranty of Buyer contained in or given in writing pursuant to this Agreement, or in any other agreement or instrument delivered in connection herewith, (b) any breach or nonfulfillment by Buyer of any covenant or obligation contained in this Agreement or in any other agreement or instrument delivered in connection herewith, or (c) Buyer’s possession or use of the Assets after the Date of Inventory. The terms and provisions of this Section 9 shall survive the Closing.

10.	SELLER’S INDEMNIFICATION OBLIGATION.

Seller shall indemnify and defend Buyer, its subsidiaries and affiliates, and each of their respective directors, members, managers, officers, employees and agents (each, a “Buyer Indemnified Party”), and hold each Buyer Indemnified Party harmless, from and against any and all Losses, including, without limitation, court costs and reasonable attorney’s fees, arising out of or resulting from (a) any breach of any representation or warranty of Seller contained in or given in writing pursuant to this Agreement, or in any other agreement or instrument delivered in connection herewith, (b) any breach or nonfulfillment by Seller of any covenant or obligation contained in this Agreement or in any other agreement or instrument delivered in connection herewith, (c) any and all liabilities and obligations of every nature and description of Seller, or (d) Seller’s possession or use of the Assets, the Premises or the Store up to and including the Date of Inventory, Seller’s operations prior to or on the Date of Inventory, Seller’s third party provider numbers or licenses, Seller’s Existing Leases, or any other events, acts or omissions of Seller which occurred prior to or on the Date of Inventory, including, without limitation, claims or actions brought against Buyer under Seller’s Existing Leases based on events, acts or omissions of Seller which occurred prior to or on the Date of Inventory. The terms and provisions of this Section 10 shall survive the Closing.

11.	EMPLOYMENT.

Buyer, Seller, and Member agree that Buyer has not offered any terms of employment to Member or to any of Seller’s employees as consideration for the sale contemplated herein. It is agreed that in the event that Member and/or any employees of Seller shall be employed by Buyer as the result of the Closing of the transaction contemplated herein, then each such Member and/or individual employee of Seller shall be an “employee-at-will” of Buyer.

Buyer is not assuming any liability or obligations related to any of Seller’s current or former employees. Without limiting the foregoing, Seller acknowledges that no Benefit Plan, or obligation or liability related to any Benefit Plan, will be transferred to Buyer, and all such Benefit Plans and related obligations and liabilities will remain with Seller, whether prior to, on or after the applicable Closing. Seller shall be responsible for any liability under the WARN Act and any similar state or local law or regulation relating to plant closings and layoffs with respect to Seller’s employees who are terminated on or prior to the Date of Inventory. The terms and provisions of this Section 12 shall survive the Closing.

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12.	CONFIDENTIALITY.

(a)           Confidentiality. Buyer and Seller hereby covenant and agree to keep the existence of this Agreement, the terms and conditions of this Agreement, and any discussions, negotiations or other non-public information relating to this Agreement confidential and to not disclose the same to any person or entity, including without limitation, employees and customers of Seller, except to the extent (i) approved by the other party in writing, which approval shall not be unreasonably withheld, conditioned or delayed, (ii) expressly permitted hereunder or otherwise necessary to carry out the party’s respective obligations hereunder, or (iii) required by law, subpoena or court order.

(b)           Permitted Announcements. Notwithstanding the foregoing, following the full execution of this Agreement, Seller shall disclose the existence of the transactions contemplated hereby to Seller’s employees, provided, however, that such disclosure shall only be made after consultation and coordination with Buyer with regard to the content and timing of such disclosure. If Buyer so elects, Buyer may have its representatives present at the time of any such disclosure to Seller’s employees. Following such disclosure, if and as directed by Buyer, Seller shall provide notification of the transactions contemplated hereby to Seller’s customers, including, without limitation, by posting signs in the Premises, bag tags and/or mailers. All such notifications shall be in a form provided by Buyer or otherwise subject to Buyer’s prior approval. Without limiting the foregoing, no press release, news release, media release, press statement or comment, social media communication, or other similar public announcement or communication related to this Agreement or the transactions contemplated hereby will be issued by Seller, any Member or any of their respective affiliates without the prior written approval of Buyer.

15.	SURVIVAL.

The representations, warranties and indemnities contained in this Agreement, and any covenants and agreements contained herein that by their terms expressly survive the Closing or contemplate performance after the Closing, shall survive the Closing and continue in full force following the Closing.

16.	MISCELLANEOUS.

(a)            Applicable State Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the state in which the Store is located.

(b)            Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(c)            Notices. Any notice, request or other document to be given hereunder to any party shall (i) be in writing, (ii) delivered personally, sent by certified mail, postage prepaid, or sent by a commercially recognized overnight courier, provided a receipt is required, and (iii) if to Buyer, addressed to it at the address provided on Page 1 hereof, and if to Seller, addressed to it at the address provided on Page 1 hereof, or at such other address as any party hereto shall indicate by writing as herein provided.

(d)           Assignment; Successors and Assigns. Buyer shall have the absolute right to assign this Agreement or any of its rights or obligations hereunder, and/or designate another party to take title to all or any of the Assets, without the consent of Seller, including but not limited to, an assignment of the rights of Buyer under Section 7. If requested by Buyer, Seller shall cooperate by giving Buyer written acknowledgement of any notice of such assignment and or designation received from Buyer in connection therewith. Seller may not assign this Agreement, or any rights or obligations hereunder, without the written consent of Buyer. This Agreement shall bind and inure to the benefit of the parties hereto and, subject to foregoing, their respective heirs, representatives, successors and assigns. This terms and provisions of this Section 16(d) shall survive the Closing.

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(e)            Waiver of Trial by Jury. The parties hereto waive to the fullest extent permitted by law, trial by jury in any action, proceeding or counterclaim brought by either of such parties against the other with respect to any matter whatsoever arising out of or in any way connected with this Agreement.

(f)             Headings; Construction. The headings of the Sections herein are inserted for convenience of reference only and will be ignored in the construction or interpretation hereof. Unless the context clearly requires otherwise, (i) whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a nonexclusive manner, and (ii) “or” is not exclusive.

(g)            Further Assurances. Following the Closing, the parties will execute and deliver such documents and take such other actions as may be reasonably requested from time to time by Buyer or Seller in order to fully consummate the transactions contemplated hereby.

(h)            Third Party Beneficiaries. Nothing in the Agreement will be construed to confer any right, benefit or remedy upon any person or entity that is not a party hereto or a permitted assignee of a party hereto, except as otherwise expressly set forth in this Agreement.

(i)             Schedules and Exhibits. All schedules and exhibits to this Agreement are an integral part of this Agreement and are incorporated herein by reference for all purposes of this Agreement.

(j)             Entire Agreement. This Agreement and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Assets and supersedes all prior agreements and understandings.

(k)            Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by an agreement in writing signed by both parties hereto. The waiver by a party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

(l)              Attorneys’ Fees. In the event a party shall be required to commence or defend any action or proceeding against any other party by reason of any breach or claimed breach of any provision of this Agreement, to commence or defend any action or proceeding in any way connected with this Agreement or to seek a judicial declaration of rights under this Agreement, the party prevailing in such action or proceeding shall be entitled to recover from or to be reimbursed by the other party for the prevailing party’s reasonable and actual attorneys’ fees and costs through all levels of proceedings.

(m)           Counterparts; Electronic Signatures. This Agreement may be executed in separate counterparts each of which shall be an original and all of which shall be deemed to be one and the same instrument. Buyer and Seller agree that a facsimile or .pdf signature on this Agreement is as valid as an original signature.

(n)            Arms-Length Transaction. Each of Buyer and Seller hereby acknowledge and agree that (i) it is not the purpose of this Agreement or any of the transactions contemplated hereby to exert influence in any way over the judgment of any party with respect to the referral of patients or business, (ii) it is the intent of the parties that any referrals that may be made by Seller to Buyer’s business shall be based solely upon the professional judgment and discretion of the referring party while acting in the best interests of the patient, and (iii) the consideration hereunder is consistent with fair market value in an arm's length transaction and no part of the purchase price or other amounts payable hereunder takes into consideration the volume or value, if any, of referrals or business generated between the parties.

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17.	PERSONAL PROPERTY TAXES.

Any ad valorem taxes assessed against the personal property (as personal property is defined by the taxing jurisdiction(s) having taxing authority over the Assets) transferred to Buyer in connections with the transactions contemplated hereby shall be apportioned between Seller and Buyer as of midnight of the day preceding Date of Inventory. Such apportionment shall be made to the best of the parties' abilities at the time of Closing based on the most recent personal property tax bill issued by the taxing jurisdiction(s). If final amounts are not known at the time of Closing, such prorations shall be recalculated by Buyer and Seller when the final amounts become known, and Buyer and Seller shall make any additional payment or refunds, as the case may be, so that the correct prorated amount is paid by each of Buyer and Seller. The terms and provisions of this Section 18 shall survive the Closing.

19.            FORCE MAJEURE EVENT.

Neither party to this Agreement is liable nor in default for any delay or failure in performance under this Agreement, and such delay or failure of performance shall not constitute a breach of this Agreement, if and to the extent that such delay or failure is the result of a Force Majeure Event (as defined below). If a party intends to invoke this provision, that party shall provide notice to the other party as soon as practicable. Each party shall exercise commercially reasonable efforts to mitigate the extent of such delay or failure. “Force Majeure Event” shall mean catastrophic acts of terrorism, fire, explosion, earthquake, storm, flood, war, insurrection, tornado, hurricane, other natural disasters, pandemics, quarantine restrictions or travel restrictions, sabotage, embargo, expropriation, riot, acts of God or any comparable event or other state, national or international emergency, calamity or crisis, beyond the reasonable control of the party seeking to excuse or delay performance under this Agreement.

(SIGNATURES ON FOLLOWING PAGE)

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUYER:	SELLER:

GOLDEN DEVELOPING SOLUTIONS INC/
Subsidiary TBD	Jai Chamunda New Hudson LLC

/s/ Stavros Triant	By: /s/ Shreya Mehta
Stavros Triant	Name: Shreya Mehta
CEO	Title: Member
9/30/2022 | 8:07 AM PDT	9/30/2022 | 8:21 AM PDT

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Exhibit 1

Seller:	Jai Chamunda New Hudson LLC	Buyer: Golden Developing Solutions Inc

Store Location: 56270 Grand River Ave,		PO Box 460573
	New Hudson MI, 48165	Fort Lauderdale, FL 33346

PURCHASE PRICE & ALLOCATION:

ASSET	PURCHASE PRICE
Date of Inventory (Max. inventory amt)	$450,000.00
Rx Data	$890,000.00
Member’s Non-Compete	$10,000.00

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BILL OF SALE

KNOW ALL PERSONS by these presents that Jai Chamunda New Hudson LLC (“Seller") in consideration of the sum of __________ ($ __________.00) paid by Golden Developing Solutions Inc, with a business address of __________ ("Buyer"), the receipt and adequacy of which is hereby acknowledged, does hereby grant, sell, assign, transfer and deliver to Buyer, its successors and assigns, all of Seller's right, title and interest in and to the Assets, including, without limitation, the Inventory and Seller’s Rx Data, as defined and described in the Purchase and Sale Agreement dated __________, 2022, by and between Seller and Buyer, to have and to hold same unto Buyer, its successors and assigns, forever.

Seller hereby warrants, covenants and agrees that it is the sole lawful owner of said Assets, and that Seller will warrant and defend the sale of said Assets hereby sold to Buyer, its successors and assigns, against all and every person and persons whomsoever.

Buyer and Seller agree that a facsimile or .pdf signature on this Bill of Sale and the Closing Statement is as valid as an original signature.

IN WITNESS WHEREOF, Seller has executed these presents this _____ day of ____________ , 2022.

BUYER:	SELLER:

_______________________________	By: _____________________________
Name:
Title: ____________________________

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Closing Statement

Purchase and Sale Agreement

Dated __________, 2022

by and between

Jai Chamunda New Hudson LLC

And

Golden Developing Solutions Inc

The following is a listing of all payments to be made pursuant to the above-referenced Asset Purchase and Sale Agreement.

RX Inventory	$

Prescription Files	$

Covenant Not To Compete	$

Total	$

This Closing Statement is acknowledged and agreed to this _____ day of __________, 2022.

BUYER:

By: ______________________

Name: ______________________

Title: ______________________

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TO ENSURE PROMPT PAYMENT PLEASE CONTACT YOUR RECEIVING BANK AND ASK THEM TO PROVIDE “SAME DAY WIRE TRANSFER” INSTRUCTIONS FOR ALL OF YOUR ACCOUNTS ON THEIR LETTERHEAD WITH NO HANDWRITTEN NOTATIONS OTHER THAN A BANK OFFICER’S SIGNATURE.

WIRE TRANSFER INSTRUCTIONS ON BANK LETTERHEAD ARE THE ONLY ACCEPTABLE FORM.

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SCHEDULE A

INVENTORY INSTRUCTIONS

Inventory Date:

Here is a list of Inventory Categories with Seller’s cost.

Category List	Seller’s Cost
Brand Rx	$
Generic Rx	$
Controls
Schedule II	$
Schedule III	$
Schedule III	$
Schedule IV	$
Schedule V	$

Partially filled (opened) stock containers of pharmacy brand name and/ or generic drug product(s) will be counted by visually estimating to the nearest tenth (1/10) of the full container and then multiplying the quantity in the container by the Seller’s cost.

EXCLUSION LIST

Any Non-Prescription Products containing Vaccines

Pharmacy Inventory Not In Its Original Container or Package

Pharmacy Inventory Which Will Outdate Within Sixty (60) Days of the Inventory Date Sample Pharmacy Inventory

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SCHEDULE 3(c)

LIST OF SECURED CREDITORS

Amerisource Bergen

McKesson Corporation

Cardinal Health, D/B/A Parmed

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DISBURSEMENT AGREEMENT

This Disbursement Agreement dated September 28, 2022 (the “Agreement”), is entered into by and among Jai Chamunda New Hudson, LLC, a Michigan limited liability company (“Seller”), Golden Developing Solutions Inc, a Nevada Corporation (“Buyer”) and SRX, LLC, a Tennessee limited liability company (“Stillwell”).

WHEREAS, Seller and Buyer entered into an Asset Purchase and Sale Agreement dated September 28, 2022 (the “Purchase Agreement”), pursuant to which Buyer agreed to deposit in escrow with Stillwell the sum of $25,000 (the “Deposit”).

WHEREAS, Stillwell has been requested by Seller and Buyer to hold the Deposit in accordance with the terms of this Agreement and Stillwell has agreed to do the same solely as an accommodation to Buyer and Seller in order to facilitate the disbursement of the Deposit.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.              Receipt of Deposit. Seller and Buyer acknowledge that the Deposit shall be received by Stillwell into Stillwell’s separate bank account.

2.              No Investment of Deposit. The Deposit shall not be invested by Stillwell.

3.              Disbursements. Stillwell shall disburse the Deposit to accordance with the terms of the Purchase Agreement.

4.              IRS Reporting.

(a)           Seller and Buyer agree that, unless required by applicable law, Stillwell shall have no obligation to provide an Internal Revenue Service form 1099 or any other documentation to any party with respect to any portion of the Deposit received by such party.

(b)            If required under applicable law, Seller and Buyer shall provide any information reasonably requested by Stillwell prior to disbursement of any portion of the Deposit to such party. Seller and Buyer understand that if such information is not provided to Stillwell, Stillwell may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Deposit.

(c)            To the extent that Stillwell becomes liable for the payment of any taxes in respect of income derived from the investment of the Deposit, Stillwell shall satisfy such liability to the extent possible from the Deposit. Seller and Buyer, jointly and severally, shall indemnify, defend and hold Stillwell harmless from and against any tax that may be assessed against Stillwell on or with respect to the Deposit and the investment thereof unless such tax was directly caused by the gross negligence or willful misconduct of Stillwell. The indemnification provided by this Section is in addition to the indemnification provided elsewhere in this Agreement and shall survive the resignation of Stillwell and the termination of this Agreement.

5.              Termination. Upon the disbursement of all of the Deposit, this Agreement shall terminate and be of no further force and effect except that the provisions of Sections 4, 6, 7, 8, 9, 10, 12, 13 and 14 hereof shall survive termination.

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6.              Scope of Responsibility. Notwithstanding any provision to the contrary, (a) Stillwell is obligated only to perform the duties specifically set forth in this Agreement, which shall be deemed purely ministerial in nature, (b) under no circumstances will Stillwell be deemed to be a fiduciary to Buyer, Seller or any other person under this Agreement, (c) Stillwell will not be responsible or liable for the failure of any party to perform in accordance with this Agreement, (d) Stillwell shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Agreement, whether or not an original or a copy of such agreement has been provided to Stillwell, (e) Stillwell shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document, (f) references in this Agreement to any other agreement, instrument, or document are for the convenience of the parties, and Stillwell has no duties or obligations with respect thereto, and (g) this Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of Stillwell shall be inferred or implied from the terms of this Agreement or any other agreement.

7.              Reliance. Stillwell shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective attorneys, agents, representatives, successors, or assigns. Stillwell shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.

8.              No Financial Obligation. No provision of this Agreement shall require Stillwell to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Agreement.

9.             Indemnification. Seller and Buyer, jointly and severally, shall indemnify, defend and hold harmless Stillwell from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which Stillwell may suffer or incur by reason of any action, claim or proceeding brought against Stillwell, arising out of or relating in any way to this Agreement, except to the extent such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of Stillwell. The provisions of this Section shall survive the resignation of Stillwell and the termination of this Agreement.

10.           Limitation of Liability. STILLWELL SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (A) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM STILLWELL’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (B) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF STILLWELL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

11.            Resignation. Stillwell may resign by furnishing written notice of its resignation to Seller and Buyer. Such resignation shall be effective immediately after the delivery of such notice, and Stillwell’s sole responsibility thereafter shall be to safely keep the Deposit and to deliver the same to its successor under this Agreement as shall be appointed by Seller and Buyer, as evidenced by a joint written notice delivered to Stillwell or in accordance with a court order. If the Parties have failed to appoint a successor within thirty (30) days following the delivery of such notice of resignation, Stillwell may petition any court of competent jurisdiction for the appointment of a successor or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

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12.           Stillwell Legal Fees and Costs. In the event that (a) Stillwell is made a party to any litigation pertaining to this Agreement or the subject matter hereof, or (b) Stillwell commences legal action or otherwise incurs internal or outside legal fees under this Agreement (except in connection with the negotiation and drafting of this Agreement), then Stillwell shall be reimbursed for all costs and expenses occasioned thereby, including reasonable attorneys’ fees and expenses incurred by Stillwell except to the extent that any such litigation or event is finally adjudicated to have been directly caused by Stillwell’s gross negligence or willful misconduct. Seller and Buyer shall be jointly and severally liable for all such amounts. If any amount due to Stillwell hereunder is not paid within thirty (30) days of the date due, Stillwell in its sole discretion may charge interest on such amount at the lesser of (a) 8% per annum, or (b) the highest rate permitted by applicable law. Stillwell shall have, and is hereby granted, a prior lien on the Deposit with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any of the Parties and is hereby granted the right to set off and deduct any unpaid fees, non- reimbursed expenses and unsatisfied indemnification rights from the Deposit.

13.            Disagreements. If any conflict, disagreement or dispute arises between, among, or involving Seller and Buyer concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement and/or the Purchase Agreement, or Stillwell is in doubt as to the action to be taken hereunder, Stillwell may, at its option, retain the Deposit until Stillwell (a) receives a final non-appealable order of a court of competent jurisdiction directing delivery of the Deposit, (b) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Deposit, in which event Stillwell shall be authorized to disburse the Deposit in accordance with such final court order or agreement, or (c) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, Stillwell shall be relieved of all liability as to the Deposit. Stillwell shall be entitled to act on any such agreement or court order without further question, inquiry, or consent.

14.            Attachment of Deposit; Compliance with Legal Orders. In the event that any Deposit shall be attached, garnished or levied upon by any court order or lawful process, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Deposit, Stillwell is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction and provided notice thereof to the parties. In the event that Stillwell obeys or complies with any such writ, order or decree it shall not be liable to any of the parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.            Force Majeure. Stillwell shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that Stillwell shall use commercially reasonable efforts to resume performance as soon as reasonably practicable under the circumstances.

16.           Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties and Stillwell and their respective successors and permitted assigns. No other persons shall have any rights under this Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Party and Stillwell and shall require the prior written consent of the other Party and Stillwell (such consent not to be unreasonably withheld).

17.            Escheat. The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. Stillwell shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Deposit escheat by operation of law.

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18.            Notices. All notices, requests, demands, and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (a) personally, (b) by facsimile transmission with written confirmation of receipt, (c) by overnight delivery with a reputable national overnight delivery service, or (d) by email or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five days after the date such notice is deposited in the United States mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify Stillwell and the other Party in writing of any name or address changes. In the case of communications delivered to Stillwell, such communications shall be deemed to have been given on the date received by Stillwell.

If to Seller:	Jai Chamunda New Hudson, LLC
56270 Grand River Ave, New Hudson MI, 48165

If to Buyer:	Golden Developing Solutions Inc
P.O Box 460573, Fort Lauderdale, FL 33346

If to Stillwell: SRX, LLC	3426 Benham Avenue Nashville, TN 37215
Email: guy@stillwellrx.com

19.            Governing Law and Venue. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Texas and any legal proceeding arising out of or in connection with this Agreement initiated by any of the Parties or Stillwell shall be brought in the state or federal courts located in the State of Texas, and the Parties and Stillwell consent to the exclusive jurisdiction of said courts.

20.            Entire Agreement. This Agreement constitutes the final and complete expression of all of the terms of the understanding and agreement between the Parties and Stillwell with respect to the subject matter hereof, and this Agreement supersedes any and all prior or contemporaneous negotiations, communications, understandings, obligations, commitments, discussions, agreements or contracts, whether written or oral, between the parties and Stillwell with respect to the subject matter hereof.

21.            Amendment. This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the parties and Stillwell.

22.            Waivers. The failure of any Party at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Agreement of any such condition or breach of any term contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term in this Agreement.

23.            Headings. Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

24.            Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, will constitute one in the same instrument. This Agreement may be executed by facsimile signature or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com), such signature is deemed an original signature. Copies of the execution copy of this Agreement or any amendment with one or more signatures sent by facsimile transmission or as a “PDF” (portable document file) attached to an electronic mail message or other transmission method and any counterpart so delivered is deemed to have been duly and validly delivered and is valid, fully enforceable, and effective for all purposes without a manually executed original.

25.            Indemnification Obligations. All indemnification obligations of the Parties under this Agreement shall be joint and several.

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IN WITNESS WHEREOF, this Disbursement Agreement has been duly executed as of the date first written above.

Jai Chamunda New Hudson LLC	Golden Developing Solutions Inc

By: /s/ Shreya Mehta	/s/ Stavros Triant
Its: Member	Its: CEO
9/30/2022 | 8:21 AM PDT	9/30/2022 | 8:07 AM PDT

SRX, LLC

By: /s/ Guy Stillwell
Its: Managing Member
9/30/2022 | 8:22 AM PDT

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